ARTHUR ANDERSEN LLP




-----------------------------------------------------------------------------
                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
-----------------------------------------------------------------------------


To International Comfort Products Corporation (USA):

We have audited the accompanying consolidated balance sheet of International Comfort Products Corporation (USA) (formerly Inter-City Products Corporation
(USA)) (a Delaware corporation) and subsidiaries as of December 31, 1997 and the related consolidated statements of operations, changes in stockholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Comfort Products Corporation (USA) and subsidiaries as of December 31, 1997 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.




                                                /s/ Arthur Andersen LLP


Nashville, Tennessee
February 9, 1998










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                                    1

COOPERS                        Coopers & Lybrand L.L.P.
& LYBRAND
                               a professional services firm



REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholder of International Comfort Products Corporation (USA)

We have audited the accompanying consolidated balance sheet of International Comfort Products Corporation (USA) (formerly Inter-City Products Corporation
(USA)) as of December 31, 1996, and the related statements of operations, changes in stockholder's equity, and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of International Comfort Products Corporation (USA) as of December 31, 1996, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.




                                           /s/ Coopers & Lybrand L.L.P.

Birmingham, Alabama
February 11, 1997




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                                    2


                 INTERNATIONAL COMFORT PRODUCTS CORPORATION (USA)
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              For The Years Ended December 31, 1995, 1996, and 1997
                          (In Millions of U.S. Dollars)
-----------------------------------------------------------------------------

                                  1995               1996             1997
-----------------------------------------------------------------------------
Operating Revenue                $ 470.2            $ 587.2          $ 576.6
Cost of Sales                      420.7              478.0            464.3
-----------------------------------------------------------------------------

Gross Margin                        49.5              109.2            112.3
Selling, General and
  Administrative Expenses           81.0               81.8             73.6
Asset Writedowns and
  Restructuring Costs (note 14)     10.9                 -                -
-----------------------------------------------------------------------------

Operating Profit (Loss)            (42.4)              27.4             38.7
-----------------------------------------------------------------------------
Financial Expenses
  Discount on sale of receivables    3.1                 -                -
  Interest expense                  15.8               16.9             16.2
  Amortization of debt
    issuance costs                   1.0                1.8              1.1
-----------------------------------------------------------------------------
                                    19.9               18.7             17.3
-----------------------------------------------------------------------------

Income (Loss) Before Income
  Taxes and Extraordinary Item     (62.3)               8.7             21.4
Income Taxes (note 9)                 .8                 -                -
-----------------------------------------------------------------------------

Income (Loss) Before
  Extraordinary Item               (61.5)               8.7             21.4
Extraordinary Item (note 7a)
  Loss on early extinguishment
    of debt                          (.9)               (.6)              -
-----------------------------------------------------------------------------

Net Income (Loss)                $ (62.4)           $   8.1          $  21.4
=============================================================================

                See accompanying notes to financial statements


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                                    3


                 INTERNATIONAL COMFORT PRODUCTS CORPORATION (USA)
                           CONSOLIDATED BALANCE SHEETS
                         As of December 31, 1996 and 1997
                          (In Millions of U.S. Dollars)
-----------------------------------------------------------------------------

                                                  1996             1997
-----------------------------------------------------------------------------
ASSETS
Current Assets
  Cash and cash equivalents                      $  11.9          $  24.6
  Accounts receivable, net of allowance
    for doubtful accounts (1996 - $6.0;
    1997 - $4.8)                                    72.1             97.1
  Note receivable (note 3)                            -               7.7
  Inventories (note 4)                              92.3             69.9
  Prepaid expenses and other                         4.3              4.6
-----------------------------------------------------------------------------
                                                   180.6            203.9
-----------------------------------------------------------------------------

Fixed Assets (note 5)
  Property, plant and equipment                    200.4            199.9
  Accumulated depreciation and amortization        101.8            109.3
-----------------------------------------------------------------------------
                                                    98.6             90.6
-----------------------------------------------------------------------------

Intangible and Other Assets, net (note 6)           21.9             17.3
-----------------------------------------------------------------------------
                                                 $ 301.1          $ 311.8
=============================================================================









                See accompanying notes to financial statements


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                                    4


                 INTERNATIONAL COMFORT PRODUCTS CORPORATION (USA)
                           CONSOLIDATED BALANCE SHEETS
                         As of December 31, 1996 and 1997
                          (In Millions of U.S. Dollars)
-----------------------------------------------------------------------------

                                                  1996             1997
-----------------------------------------------------------------------------
LIABILITIES AND EQUITY
Current Liabilities
  Checks outstanding in excess of bank balance   $   5.1          $   6.9
  Short-term borrowings (note 7)                    27.0             10.8
  Accounts payable                                  32.7             37.7
  Accrued interest                                   4.6              4.6
  Accrued liabilities                               22.2             16.8
  Product warranty                                   7.8              8.6
-----------------------------------------------------------------------------

                                                    99.4             85.4

Long-Term Debt (note 8)                            140.0            140.0
Product Warranty                                    16.6             15.0
Deferred Income and Other                            2.1              2.2
Environmental Liability                              2.7              2.7
Accrued Retiree Medical                              4.9              8.1
-----------------------------------------------------------------------------
                                                   265.7            253.4
-----------------------------------------------------------------------------
Commitments And Contingencies (note 12)

STOCKHOLDER'S EQUITY
  Preferred stock - $100,000 par value;
    2,000 shares authorized; 130 shares
    Series A issued and outstanding at
    redemption value                                13.0             13.0
  Common stock - $1 par value; 3,000 shares
    authorized; 1,000 shares issued and
    outstanding                                       -                -
  Additional paid-in capital                        99.7             99.7
  Deficit                                          (63.3)           (40.3)
  Advances to parent                               (14.0)           (14.0)
-----------------------------------------------------------------------------
                                                    35.4             58.4
-----------------------------------------------------------------------------
                                                 $ 301.1          $ 311.8
=============================================================================









                See accompanying notes to financial statements


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                                    5


                 INTERNATIONAL COMFORT PRODUCTS CORPORATION (USA)
            CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
              For The Years Ended December 31, 1995, 1996, and 1997
                        (In Millions of U.S. Dollars)
-----------------------------------------------------------------------------

                                        Additional            Advances
                   Preferred   Common    Paid-In                 to
                     Stock      Stock    Capital    Deficit    Parent  Total
                   ----------------------------------------------------------
Balances at
  January 1, 1995   $ 13.0     $  -      $ 99.7    $  (7.9)  $ (10.0) $ 94.8

Pension
  obligation
  adjustment            -         -          -         (.7)       -      (.7)

Advances to parent      -         -          -          -       (4.0)   (4.0)

Net loss                -         -          -       (62.4)       -    (62.4)
                   ----------------------------------------------------------

Balances at
  December 31, 1995   13.0        -        99.7      (71.0)    (14.0)   27.7

Pension
  obligation
  adjustment            -         -          -         (.4)       -      (.4)

Net income              -         -          -         8.1        -      8.1
                   ----------------------------------------------------------

Balances at
  December 31, 1996   13.0        -        99.7      (63.3)    (14.0)   35.4

Pension
  obligation
  adjustment            -         -          -         1.6        -      1.6

Net income              -         -          -        21.4        -     21.4
                   ----------------------------------------------------------
Balances at
  December 31, 1997 $ 13.0     $  -      $ 99.7    $ (40.3)  $ (14.0) $ 58.4
                   ==========================================================









                See accompanying notes to financial statements


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                                    6


                 INTERNATIONAL COMFORT PRODUCTS CORPORATION (USA)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              For The Years Ended December 31, 1995, 1996, and 1997
                        (In Millions of U.S. Dollars)
-----------------------------------------------------------------------------

                                           1995          1996         1997
-----------------------------------------------------------------------------
Cash flows from operating activities
  Net income (loss)                        $ (62.4)      $  8.1       $ 21.4
  Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities
  Depreciation and amortization               18.3         17.7         16.6
  Provision for bad debts                      8.5          2.4           .6
  Loss on early extinguishment of debt          .9           .6           -
  Asset writedowns                            10.1           -            -
  Gain on sale of fixed assets                 1.3           -            -
  Deferred income taxes                        (.8)          -            -
Changes in operating assets and liabilities
  Accounts and note receivable               (18.2)        (3.8)       (39.8)
  Inventories                                 54.0        (11.3)         4.8
  Accounts payable, accrued liabilities
    and product warranty                        .8         (4.0)         7.8
  Other                                        4.5           .8         (1.1)
-----------------------------------------------------------------------------
    Net cash provided by
      operating activities                    17.0         10.5         10.3
-----------------------------------------------------------------------------
Cash flows from investing activities
  Purchases of property, plant and
    equipment                                (23.6)       (11.2)        (6.9)
  Proceeds on sale of fixed assets            10.8          1.6           -
  Proceeds from sale of /(acquisition of)
    Coastline and General (note 3)              -         (15.3)        24.6
  Acquisition of distribution
    company (note 3)                            -            -          (1.0)
  Advances to parent                          (4.0)          -            -
-----------------------------------------------------------------------------
    Net cash provided by (used in)
      investing activities                   (16.8)       (24.9)        16.7
-----------------------------------------------------------------------------
Cash flows from financing activities
  Net proceeds (payments) on
    short-term borrowings                      1.4         25.6        (16.2)
  Checks outstanding in excess
    of bank balance                            (.7)          .2          1.9
  Debt issuance costs                          (.9)        (4.0)          -
-----------------------------------------------------------------------------
    Net cash provided by (used in)
      financing activities                     (.2)        21.8        (14.3)
-----------------------------------------------------------------------------
Net increase in cash                            -           7.4         12.7
Cash - Beginning of the year                   4.5          4.5         11.9
-----------------------------------------------------------------------------
Cash - End of the year                      $  4.5       $ 11.9       $ 24.6
=============================================================================

Supplemental cash flow information:
Cash payments for interest for the years ended December 31, 1995, 1996 and 1997 were $14.2, $16.1, and $15.8, respectively.

                See accompanying notes to financial statements
-----------------------------------------------------------------------------
                                    7

                 INTERNATIONAL COMFORT PRODUCTS CORPORATION (USA)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For The Years Ended December 31, 1995, 1996, and 1997
                        (In Millions of U.S. Dollars)
-----------------------------------------------------------------------------
1.   DESCRIPTION OF BUSINESS

International Comfort Products Corporation (USA) (formerly Inter-City Products Corporation (USA)) (the "Company") is a wholly owned subsidiary of CHL Holdings Inc. ("CHL"), which is a wholly owned subsidiary of International Comfort Products Corporation ("ICP") (formerly Inter-City Products Corporation) a Canadian corporation. Both the Company and CHL are incorporated in the state of Delaware.

The Company manufactures and markets central air conditioning and heating products for residential and light commercial use primarily in the United States and Canada. At the end of 1997, the Company's network consisted of approximately 350 independent distributors, of which one distributor accounted for approximately 12% of the Company's operating revenue. The Company's network also included four company-owned centers primarily servicing the international market.


2. SIGNIFICANT ACCOUNTING POLICIES

Consolidation

The consolidated financial statements include the assets, liabilities and operating results of all subsidiary companies from the date of acquisition, on the basis of purchase accounting. All significant intercompany transactions have been eliminated.

Revenue and Expense Recognition

Product sales are recognized at the time of shipment. Selling, general and administrative costs are charged to expense as incurred. Service contract revenue is deferred and amortized into income over the life of the contract on a straight-line basis. Severance and employee benefits costs relating to the Company's downsizing in 1995 were included in restructuring costs.

Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

The Company extends credit to its customers generally without collateral. On July 25, 1996, the Company entered into an agreement to sell on a revolving basis, up to a $70.0 undivided participation ownership interest in a designated pool of its accounts receivable (see note 7(a)).


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                                    8


                 INTERNATIONAL COMFORT PRODUCTS CORPORATION (USA)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For The Years Ended December 31, 1995, 1996, and 1997
                        (In Millions of U.S. Dollars)
-----------------------------------------------------------------------------
2. SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

Inventories

Inventories are valued at the lower of cost or estimated net realizable value with cost determined by the first-in, first-out method (see note 4).

Property, Plant and Equipment

Property, plant and equipment is stated at cost. Depreciation and amortization are provided principally on a straight-line basis at the following annual rates based on the estimated useful lives of the applicable assets:

                     Land improvements             5% - 10%
                     Building and improvements   2.5% - 10%
                     Machinery and equipment       5% - 20%
                     Furniture and fixtures        5% - 20%
                     Tooling and drawings         10% - 33%

Maintenance, repairs and minor replacements are charged to operations as incurred; major replacements and improvements are capitalized. The cost of assets sold or retired and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income for the period.

Intangible and Other Assets

Intangible and other assets include amounts paid for patents, tradenames, goodwill and debt issuance costs (see note 6). Amortization of intangible and other assets is provided on a straight-line basis over various periods, not exceeding twenty years. The realizability of goodwill and other intangibles is evaluated periodically as events or circumstances indicate a possible inability to recover their carrying amount. Such evaluation is based on undiscounted cash flow projections. The analyses necessarily involve significant management judgement regarding such projections and the actual results could differ materially from these projections. Amortization of debt issuance costs is provided on a straight-line basis over the term of the related debt.







-----------------------------------------------------------------------------
                                    9


                 INTERNATIONAL COMFORT PRODUCTS CORPORATION (USA)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For The Years Ended December 31, 1995, 1996, and 1997
                        (In Millions of U.S. Dollars)
-----------------------------------------------------------------------------
2. SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

Income Taxes

The Company's operations are included in the consolidated federal income tax return filed by CHL. Federal income taxes for the Company are provided on a separate tax return basis and are payable to CHL under a tax sharing agreement. Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date (see note 9).

Product Warranties

A liability for estimated warranty expense is established by a charge against operations at the time products are sold. The subsequent costs incurred for warranty claims serve to reduce the product warranty liability. The actual warranty costs the Company will ultimately pay could differ materially from this estimate.

Deferred Income

Deferred income represents unearned revenue from extended warranty contracts. The Company offers and sells extended warranty contracts for its products through certain distributors. The revenue for such contracts is deferred and recognized over the life of the contract on a straight-line basis.

Fair Value of Financial Instruments

Periodically, the Company enters into interest rate swap agreements and forward rate agreements to hedge its interest exposure. The fair values of swap and forward rate agreements are based on current interest rates and any payments and receipts relating to these agreements are recognized in interest expense over the period of the respective agreement. All interest rate swaps are subject to market risks as interest rates fluctuate. The Company is exposed to credit risk in the event of nonperformance by counterparties. The Company was not party to any interest rate swap or forward rate agreements during 1997. The carrying amounts of cash and cash equivalents, accounts receivable, note receivable, short-term borrowings, and accounts payable approximate fair value because of the short-term nature of these accounts. The fair value of the Company's long-term debt is based upon quoted market prices.





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                                    10


                 INTERNATIONAL COMFORT PRODUCTS CORPORATION (USA)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For The Years Ended December 31, 1995, 1996, and 1997
                        (In Millions of U.S. Dollars)
-----------------------------------------------------------------------------
2. SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

Management Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Such estimates include, but are not limited to, allowance for doubtful accounts, product warranty, product liability, environmental liability, sales returns and allowances, inventory obsolescence, pension obligation assumptions, and self-insured medical claims. Actual results could differ from these estimates.

Recent Accounting Pronouncements

The Financial Accounting Standards Board ("FASB") has issued two statements, SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." Each is effective for financial statement periods beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. SFAS No. 131 establishes standards for the way public companies report information about operating segments in annual financial statements. The Company does not expect the adoption of these standards to have a material effect on the Company's financial position and results of operations.

Reclassifications

Certain comparative figures have been reclassified to conform with current financial statement presentation.


3. ACQUISITIONS AND DIVESTITURES

Effective January 31, 1998, the Company acquired United Electric Company ("United Electric") of Wichita Falls, Texas, a manufacturer of air conditioning components for commercial HVAC systems through a cash payment of approximately $25.0. United Electric's estimated 1997 sales were approximately $25.0. This acquisition will be included in the consolidated financial statements of the Company upon the acquisition date.

In November 1997, the Company acquired a distribution company for total consideration of approximately $2.1, comprised of cash payments of $1.0 and assumption of debt of $1.1. The total goodwill recorded on this transaction was approximately $1.2.






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                                    11


                 INTERNATIONAL COMFORT PRODUCTS CORPORATION (USA)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For The Years Ended December 31, 1995, 1996, and 1997
                        (In Millions of U.S. Dollars)
-----------------------------------------------------------------------------
3. ACQUISITIONS AND DIVESTITURES (CONT'D)

On September 30, 1997, the Company sold substantially all of the assets and liabilities of General Heating and Cooling Company ("General"), a heating and cooling products distributor, and a company-owned factory branch for net book value of approximately $10.0. The total consideration is comprised of a cash payment of $2.3 and a current note receivable of $7.7. In 1997, General and the factory branch contributed operating revenue of approximately $19.2.

On January 27, 1997, the Company sold Coastline Distribution, Inc. ("Coastline"), a heating and cooling products distributor, and four company-owned factory branches for net book value of approximately $22.3, the proceeds of which were used to repay short-term borrowings.

On July 25, 1996, the Company acquired all of the outstanding shares of Coastline and General. The purchase price was allocated on the basis of the fair market value estimates of the net assets acquired as follows:

                     -----------------------------------
                     Net assets acquired
                     Accounts receivable         $ 12.8
                     Inventories                   18.1
                     Fixed assets                   1.4
                     Intangible and other assets    4.2
                     Current liabilities          (20.0)
                     Long-term debt               (16.5)
                     -----------------------------------
                     Net purchase price          $   -
                     ===================================

4. INVENTORIES

Inventories are classified as follows:

                                          1996             1997
                                         ------           ------
    Finished goods                       $ 67.2           $ 38.6
    Raw materials and work-in-process      11.9             11.4
    Service parts                          13.2             19.9
                                         ------           ------
    Total                                $ 92.3           $ 69.9
                                         ======           ======






-----------------------------------------------------------------------------
                                    12


                 INTERNATIONAL COMFORT PRODUCTS CORPORATION (USA)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For The Years Ended December 31, 1995, 1996, and 1997
                        (In Millions of U.S. Dollars)
-----------------------------------------------------------------------------
5.  FIXED ASSETS

Property, plant and equipment are comprised of the following:

                                          1996             1997
                                         ------           ------
                                         ------           ------
    Land                                 $  1.6           $  1.6
    Land improvements                       8.8              8.9
    Buildings and improvements             45.3             44.8
    Machinery and equipment                91.1             89.0
    Furniture and fixtures                  2.8              1.3
    Tooling                                41.0             43.4
    Drawings                                7.3              7.3
    Construction in progress                2.5              3.6
                                         ------           ------
                                          200.4            199.9
    Less:  Accumulated depreciation
           and amortization               101.8            109.3
                                         ------           ------
                                         $ 98.6           $ 90.6
                                         ======           ======

Depreciation expense for the year amounted to $13.8 (1996 - $14.0; 1995 -
$14.2).


6. INTANGIBLE AND OTHER ASSETS

Intangible and other assets, net of accumulated amortization, are comprised of the following:

                                          1996             1997
                                         ------           ------
                                         ------           ------
    Goodwill                             $  8.4           $  8.9
    Debt issuance costs                     5.3              3.9
    Patents                                 2.8              2.4
    Tradenames                              1.7              1.6
    Other assets                             .8               .5
    Customer lists                          2.8               -
    Other intangible assets                  .1               -
                                         ------           ------
                                         $ 21.9           $ 17.3
                                         ======           ======

Amortization of intangible assets (including the amortization of debt issuance costs) during the year was $2.8 (1996 - $3.7; 1995 - $4.1). The accumulated amortization of intangible assets at December 31, 1997 was $20.0 (1996 - $17.2).



-----------------------------------------------------------------------------
                                    13


                 INTERNATIONAL COMFORT PRODUCTS CORPORATION (USA)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For The Years Ended December 31, 1995, 1996, and 1997
                        (In Millions of U.S. Dollars)
-----------------------------------------------------------------------------
6. INTANGIBLE AND OTHER ASSETS (CONT'D)

In 1995, the Company reengineered various business processes, which led to a change in the extent to which certain intangibles were used in the Company's operations. Impairments were recognized when the undiscounted expected future operating cash flows derived from such intangible assets were less than their carrying values or in the case of certain patents and technology, on the discontinued use of such identifiable intangibles. The 1995 operating loss included a $1.3 million loss, classified in selling, general and administrative expenses, on the impairment of such intangible assets.


7. SHORT-TERM BORROWINGS

(a)   Receivables Purchase Agreement

On July 25, 1996, the Company entered into a five year agreement to sell on a revolving basis, up to a $70.0 undivided participation ownership interest in a designated pool of its accounts receivable. This transfer of receivables does not constitute a sale for accounting purposes on the basis that all the significant risks and rewards of ownership of the receivables are not transferred to the purchaser. Accordingly, the pool of receivables of $10.0 is included in accounts receivable at December 31, 1997 (1996 - $27.0). In connection with the significant change in and amendment to previous financing agreements, the company wrote off debt issuance costs of $.9 and $.6 for 1995 and 1996, respectively, which were accounted for as extraordinary items in the consolidated statement of operations.

The receivables purchase agreement requires the Company to pay fees plus certain administrative costs. At December 31, 1997, the combined cost of the receivable facility including unused line fees was 10.4% (1996 - 9.8%). The unamortized transaction fees of $1.1 are included in Intangible and Other Assets as of December 31, 1997. The maximum amount of borrowings under the receivables purchase agreement at any month-end during the year ended December 31, 1997 was $53.0 (1996 - $48.0). The average borrowing outstanding under the receivables purchase agreement, calculated by averaging month-end balances, during the year ended December 31, 1997 was $28.0 (1996 -
 $29.3).

(b)   Revolving Credit Facility

On July 18, 1997, the Company entered into a two year $15.0 million revolving credit facility secured by inventories. This revolving credit facility
accrues interest at prime or LIBOR plus 1.5%.   As of December 31, 1997, the
Company had no outstanding balance owing on this facility.






-----------------------------------------------------------------------------
                                    14


                 INTERNATIONAL COMFORT PRODUCTS CORPORATION (USA)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For The Years Ended December 31, 1995, 1996, and 1997
                        (In Millions of U.S. Dollars)
-----------------------------------------------------------------------------
8. LONG-TERM DEBT

On March 11, 1993, the Company issued $140.0 of 9.75% senior secured notes ("Senior Notes") which are repayable on March 1, 2000. The Senior Notes require mandatory prepayments if the Company has certain cash proceeds from asset sales as defined in the Senior Note agreement. Interest on the Senior Notes is payable semi-annually in March and September. The Senior Notes were trading 101.5/102 (bid/offer) at December 31, 1997. The Senior Notes are collateralized by substantially all the real and personal property of the Company, other than accounts receivable and inventories. The Senior Notes indenture contains covenants which limit certain transactions including the payment of dividends.

On July 25, 1996, the Company terminated $20.0 notional amount of interest rate swaps which had effectively converted this amount of the Senior Notes to
a variable rate of interest.   In connection with the termination of this
interest rate swap, the Company incurred costs of $1.9 which were deferred
and are being amortized over the remaining term of the Senior Notes.   As of
December 31, 1997, the entire $140.0 Senior Notes are fixed at a rate of 9.75% through the maturity date of March 1, 2000.


9. INCOME TAXES

The components of the benefits (expense) of income taxes for 1995, 1996, and 1997 are as follows:

                                       1995          1996         1997
                                     --------      --------      -------
    Current:
       Federal                       $   .5        $    -        $  (1.7)
       State                            (.3)            -             -
                                     --------      --------      --------
                                         .2             -           (1.7)
                                     --------      --------      --------
    Deferred:
       Federal                         19.5           (2.6)         (6.3)
       State                            3.7            (.5)           -
                                     --------      --------      --------
                                       23.2           (3.1)         (6.3)
                                     --------      --------      --------
    (Increase)/decrease in
      valuation allowance             (22.6)           3.1           8.0
                                     --------      --------      --------
                                     $   .8        $    -        $    -
                                     ========      ========      ========






-----------------------------------------------------------------------------
                                    15


                 INTERNATIONAL COMFORT PRODUCTS CORPORATION (USA)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For The Years Ended December 31, 1995, 1996, and 1997
                        (In Millions of U.S. Dollars)
-----------------------------------------------------------------------------
9. INCOME TAXES (CONT'D)

The difference between the actual income tax benefit/(expense) and the amount expected by applying the statutory federal income tax rate is as follows:

                                       1995          1996         1997
                                     --------      --------      -------
Expected income tax benefit
  (expense) at statutory federal
  rate of 34%                        $  21.5       $  (2.8)      $ (7.3)
State income taxes, net of
  federal tax                            2.2           (.2)         (.8)
Amortization of goodwill                 (.1)          (.1)         (.1)
(Increase)/decrease in valuation
   allowance                           (22.6)          3.1          8.0
Other items                              (.2)           -            .2
                                     --------      --------      -------
Actual income tax benefit            $    .8       $    -        $   -
                                     ========      ========      =======


The Company's deferred tax assets/(liabilities) include temporary differences relating to the following:

                                               1996             1997
                                              -------          -------
 Deferred income tax assets:
   Product liability and warranty             $ 10.9           $ 10.6
   Operating loss carry forward                  9.2               .8
   Allowance for doubtful accounts               4.1              1.6
   Employee benefits                             2.4              3.7
   Alternative minimum tax (AMT) credits         2.0              3.7
   Environmental costs                           1.3              1.1
   Vacation accrual                              1.2              1.2
   Other                                         1.9              3.4
                                              -------          -------
     Total deferred income tax assets           33.0             26.1
   Valuation allowance                         (19.5)           (11.5)
                                              -------          -------
                                                13.5             14.6
                                              -------          -------
 Deferred income tax liabilities:
   Fixed assets                                (12.7)           (12.7)
   Inventory                                     (.8)             (.2)
                                              -------          -------
     Total deferred tax liabilities            (13.5)           (12.9)
                                              -------          -------
 Net deferred income taxes                    $   -            $  1.7
                                              =======          =======

As of December 31, 1997, the net deferred tax asset of $1.7 is included in prepaid expenses and other.

-----------------------------------------------------------------------------
                                    16

                 INTERNATIONAL COMFORT PRODUCTS CORPORATION (USA)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For The Years Ended December 31, 1995, 1996, and 1997
                        (In Millions of U.S. Dollars)
-----------------------------------------------------------------------------
9. INCOME TAXES (CONT'D)

The deferred income tax assets have been reduced by a valuation allowance due to the weight of available evidence that it is more likely than not that the tax benefits will not be realized.

The Company has approximately $2.0 of loss carryforwards for tax purposes at December 31, 1997, the use of which is limited to future taxable earnings prior to their expiration dates, which extend through 2010. Non-expiring AMT credits of $3.7 remain at December 31, 1997.


10. EMPLOYEE BENEFIT PLANS

(a) Pension Plans

The Company maintains two non-contributory defined benefit pension plans covering substantially all full time employees. The Company's funding policy is to contribute annually an amount that can be deducted for income tax purposes. The assets of the plans, which are primarily stocks and bonds, include 270,000 ordinary shares of ICP with a cost of $.9 and a market value of $2.2 at December 31, 1997.

The assumed rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation for the salaried employees plan was 4.5% in both 1996 and 1997. The assumed rate of return used in determining the actuarial present value of accumulated plan benefits and projected benefit obligation was 7.75% in 1996 and 7.5% for 1997. The expected long-term rate of return on assets was 9.0% in both 1996 and 1997.

 (i) Salaried Employees Plan

Net pension cost for the salaried plan for 1995, 1996 and 1997, included the following components:

                                       1995          1996         1997
                                     --------      --------      -------
Current service cost                 $   1.5       $   1.5       $  1.6
Interest costs on projected
   benefit obligation                    1.9           1.9          2.2
Return on plan assets                   (3.0)         (2.0)        (6.4)
Net amortization and deferral            1.5            .6          4.8
                                     --------      --------      -------
                                     $   1.9       $   2.0       $  2.2
                                     ========      ========      =======






-----------------------------------------------------------------------------
                                    17


                 INTERNATIONAL COMFORT PRODUCTS CORPORATION (USA)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For The Years Ended December 31, 1995, 1996, and 1997
                        (In Millions of U.S. Dollars)
-----------------------------------------------------------------------------
10. EMPLOYEE BENEFIT PLANS (CONT'D)

(a) Pension Plans (Cont'd)

(i)  Salaried Employees Plan (Cont'd)

In 1995, the Company recognized curtailment and settlement losses of $.2 and $.3, respectively, associated with reductions in the salaried workforce.

The following table sets forth the salaried plan's funded status and amounts recognized in the Company's balance sheets at December 31, 1996 and 1997:

                                                     1996           1997
                                                   --------       --------
Actuarial present value of benefit obligations:
   Vested                                          $ (18.2)       $ (21.6)
   Nonvested                                          (3.3)          (2.2)
                                                   --------       --------
      Accumulated benefit obligation               $ (21.5)       $ (23.8)
                                                   ========       ========
Projected benefit obligation for service
   rendered to date                                $ (27.9)       $ (32.9)
Plan assets at market value                           21.9           28.9
                                                   --------       --------
Plan assets below projected benefit obligation        (6.0)          (4.0)
Unrecognized net loss                                  4.9            2.3
Unrecognized prior service cost                         .3             .3
Unrecognized net obligation                            1.2            1.0
                                                   --------       --------
Prepaid (accrued) pension cost                     $    .4        $   (.4)
                                                   ========       ========

 (ii) Hourly Employees Plan

Net pension cost for the hourly plan for 1995, 1996 and 1997, included the following components:

                                       1995          1996         1997
                                     --------      --------      -------
Current service cost                 $    .4       $    .6       $   .5
Interest costs on projected
   benefit obligation                     .8           1.0          1.1
Return on plan assets                   (1.6)         (1.2)        (3.3)
Net amortization and deferral             .9            .4          2.4
                                     --------      --------      -------
                                     $    .5       $    .8       $   .7
                                     ========      ========      =======






-----------------------------------------------------------------------------
                                    18


                 INTERNATIONAL COMFORT PRODUCTS CORPORATION (USA)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For The Years Ended December 31, 1995, 1996, and 1997
                        (In Millions of U.S. Dollars)
-----------------------------------------------------------------------------
10. EMPLOYEE BENEFIT PLANS (CONT'D)

(a) Pension Plans (Cont'd)

 (ii) Hourly Employees Plan (Cont'd)

The following table sets forth the hourly plan's funded status and amounts recognized in the Company's balance sheets at December 31, 1996 and 1997:

                                                     1996           1997
                                                   --------       --------
Actuarial present value of benefit obligations:
   Vested                                          $ (13.4)       $ (14.9)
   Nonvested                                           (.6)           (.9)
                                                   --------       --------
      Accumulated benefit obligation               $ (14.0)       $ (15.8)
                                                   ========       ========
Projected benefit obligation for service
   rendered to date                                $ (14.0)       $ (15.8)
Plan assets at market value                           11.4           14.8
                                                   --------       --------
Plan assets below projected benefit obligation        (2.6)          (1.0)
Unrecognized net loss                                  1.9             .2
Unrecognized prior service cost                        1.3            1.3
Unrecognized net (asset)                               (.1)            -
Adjustment required to recognize minimum
   liability                                          (3.1)          (1.4)
                                                   --------       --------
Accrued pension cost                               $  (2.6)       $   (.9)
                                                   ========       ========

At December 31, 1996, the adjustment required to recognize the additional minimum liability had increased to $3.1 and, accordingly, the Company recorded an additional $.4 adjustment to retained earnings. At December 31, 1997, the adjustment required to recognize the additional minimum liability had decreased to $1.4 and, accordingly, the Company recorded a favorable adjustment of $1.6 to retained earnings. The remaining minimum liability of $1.8 and $1.4 is reflected in accrued liabilities at December 31, 1996 and 1997, respectively.






-----------------------------------------------------------------------------
                                    19


                 INTERNATIONAL COMFORT PRODUCTS CORPORATION (USA)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For The Years Ended December 31, 1995, 1996, and 1997
                        (In Millions of U.S. Dollars)
-----------------------------------------------------------------------------
10. EMPLOYEE BENEFIT PLANS (CONT'D)

(b) Postretirement Medical Benefits

The Company provides postretirement health care benefits to substantially all employees and accrues the cost of postretirement health care benefits within the employees' active service periods.

The net periodic cost for postretirement health care benefits during 1995, 1996, and 1997 includes the following:

                                       1995          1996         1997
                                     --------      --------      -------
Service cost                         $    .7       $   1.1       $  1.0
Interest cost                            1.3           1.4          1.4
Amortization of transition
   obligation                             .5            .6           .6
                                     --------      --------      -------
                                     $   2.5       $   3.1       $  3.0
                                     ========      ========      =======

In general, retiree health benefits are paid as covered expenses are incurred. The following table sets forth the funded status for the Company's postretirement health care plan at December 31, 1996 and 1997.

                                                     1996           1997
                                                   --------       --------
Accumulated postretirement benefit obligations:
   Retirees                                        $   6.2        $   8.8
   Fully eligible active plan participants             2.5            2.7
   Other active plan participants                     10.3           10.5
                                                   --------       --------
Total obligation                                      19.0           22.0

   Unrecognized:
   Transition obligation                              (8.1)          (6.8)
   Change in actuarial assumptions                    (5.0)          (7.1)
                                                   --------       --------
Accrued postretirement benefit                     $   5.9        $   8.1
                                                   ========       ========

The assumed discount rate was 7.75% at December 31, 1996 and 7.5% at December 31, 1997, and the rate of increase in the per capita costs of covered health care benefits is assumed to be 6.0% in 1997 (6.5% in 1996), decreasing gradually to 5% by the year 1999. Increasing the assumed health care cost trend rate by 1 percentage point would increase the accumulated postretirement benefit obligation as of December 31, 1997, by approximately 13% and increase net periodic postretirement benefit cost by approximately 16% in 1997.



-----------------------------------------------------------------------------
                                    20


                 INTERNATIONAL COMFORT PRODUCTS CORPORATION (USA)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For The Years Ended December 31, 1995, 1996, and 1997
                        (In Millions of U.S. Dollars)
-----------------------------------------------------------------------------
10. EMPLOYEE BENEFIT PLANS (CONT'D)

(c) Employee Stock Option Plan

ICP and its subsidiaries provide an Employee Stock Option Plan (the "Option Plan") to officers and certain employees of the Company. The term of all options cannot exceed ten years from the date the option is granted and are vested at an annual rate of 20% per year on a cumulative basis, except in certain circumstances where the exercise of such options would be accelerated. The option exercise price is fixed by ICP's Board of Directors at the time each option is authorized and cannot be less than the weighted average sales price per ordinary share on the Toronto Stock Exchange on the business day preceding the date of authorization.

Changes in the outstanding share options from January 1, 1995 to December 31, 1997 for the Company's officers and employees are as follows:

--------------------------------------------------------------------------
                                       1995          1996        1997
--------------------------------------------------------------------------
Balance - Beginning of the year      320,000       320,000      1,235,000
Granted                                 -          915,000        705,000
Exercised                               -             -           (84,200)
Cancelled                               -             -           (34,000)
--------------------------------------------------------------------------
Balance - End of the year            320,000     1,235,000      1,821,800
==========================================================================

The details of the options outstanding at December 31, 1997 at each price are as follows:

   ---------------------------------------------------------------------
   Exercise Price (Cdn $)    Expiry Date                Number of Shares
   ---------------------------------------------------------------------
   $3.10                     February 29, 2000            25,000
   $3.50                     August 24, 2001              65,000
   $3.10                     December 19, 2001           205,000
   $2.80                     April 16, 2003              681,800
   $3.90                     July 11, 2003               105,000
   $4.20                     July 31, 2003                10,000
   $4.10                     August 23, 2003              15,000
   $3.83                     November 29, 2003            10,000
   $5.20                     January 31, 2004             45,000
   $7.05                     April 29, 2004              660,000
   ---------------------------------------------------------------------
                                                       1,821,800
   =====================================================================






-----------------------------------------------------------------------------
                                    21


                 INTERNATIONAL COMFORT PRODUCTS CORPORATION (USA)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For The Years Ended December 31, 1995, 1996, and 1997
                        (In Millions of U.S. Dollars)
-----------------------------------------------------------------------------
10. EMPLOYEE BENEFIT PLANS (CONT'D)

(c) Employee Stock Option Plan (Cont'd)

In October 1995, the FASB released SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS 123 permits the Company to continue to apply the recognition and measurement principles of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," to ICP's stock option plan. If the compensation costs for ICP's stock option plan had been determined based on the fair value at the grant dates for the 1996 and 1997 options, consistent with the method provided in SFAS 123, the Company's pro forma net income would have been $7.8 and $20.6 for 1996 and 1997, respectively. The weighted average fair values of the 1996 and 1997 option grants are estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: expected volatility for 1996 and 1997 was 53 percent and 70 percent, respectively; risk-free interest rates for 1996 and 1997 were 6.6% and 5.7%, respectively; and expected lives of seven years for both 1996 and 1997. The weighted average fair value of the options granted in 1996 and 1997 was Cdn. $1.47 and Cdn. $4.38, respectively.

(d)  Long-Term Incentive Plan

Effective April 29, 1997, ICP adopted the 1997 Long-Term Incentive Plan (the "1997 Plan") which will provide deferred compensation opportunities to certain senior managers of the Company. This deferred cash compensation plan is based on the awarding of Performance Units, the value of which is related to the appreciation in the value of the ordinary shares of ICP.

The 1997 Plan is comprised of (i) Three year Performance Units which are awarded, valued and paid at the end of a three calendar year period (the "Performance Period") as designated by the Pension and Compensation Committee (the "Committee") of the Board of Directors, and (ii) Long-term Performance Units which are awarded at the end of the Performance Period, but paid upon retirement, according to a vesting schedule, and subject to forfeiture. The initial grant price of the Performance Units is the value established by the Committee at the beginning of the Performance Period, to which the future ordinary share price shall be compared to determine the appreciated value for purposes of determining the value of Performance Units attributable to that Performance Period. At the end of the Performance Period, the number of Performance Units earned, if any, will be based on the extent to which the established objectives of average three year earnings per share goals have been achieved. If the threshold objective is not met, no Performance Units are earned. If the target objective is exceeded, additional Performance Units can be earned, up to a predetermined maximum level.







-----------------------------------------------------------------------------
                                    22


                 INTERNATIONAL COMFORT PRODUCTS CORPORATION (USA)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For The Years Ended December 31, 1995, 1996, and 1997
                        (In Millions of U.S. Dollars)
-----------------------------------------------------------------------------
10. EMPLOYEE BENEFIT PLANS (CONT'D)

(d) Long-Term Incentive Plan (Cont'd)

Performance Units shall be valued in the currency of the resident country of the participant. The value of a Three year Performance Unit is calculated as the equivalent of the difference in price of ICP's ordinary shares for the average of the last five business days of the last calendar year of the Performance Period, less the Grant Price. The value of a Long-term Performance Unit is calculated as the equivalent of the difference in price of ICP's ordinary shares for the average of the six months prior to termination or retirement, less the grant price.

On April 29, 1997, the Company awarded target thresholds of 165,000 Performance Units and 170,000 Long-term Performance Units to senior management at a grant price of Cdn. $7.05. The expense for 1997 relating to the 1997 Plan based upon the increase in ICP's stock price since the date of grant is $.4.

In 1990, ICP adopted a long-term incentive plan (the "1990 Plan"). Under the 1990 Plan, certain key officers and employees of the Company were granted long-term incentive compensation units the value of which shall be determined by reference to the appreciation in the market value of the ordinary shares over stated periods of time. Based on the discretion of the Board of Directors of ICP, the appreciation in the market value of the ordinary shares will be distributed to the holder thereof by payment of cash, issuance of ordinary shares or a combination thereof.

As of December 31, 1997, 26,000 units from the February 1, 1993 granting were outstanding under the 1990 Plan with an initial value per unit of Cdn $7.125 and a valuation date of February 1, 1998. In 1997, the Company's expense with respect to the 1990 Plan was approximately $.1.

(e) Share Ownership Savings Plan

In July 1992, the Company adopted the Share Ownership Savings Plan (the "Savings Plan") for all non-union employees following the completion of one year of continuous service with the Company. The Savings Plan allows eligible employees to contribute from one to six percent of their salary to a trust which in turn purchases ordinary shares of ICP. The Company is required to match 25% of the employees' contributions and may make additional annual contributions of up to 75% of the employees' contributions at its discretion. In February 1997, the hourly employees began participating in a new savings plan with no matching company contributions. In 1997, the Company's expense relative to both savings plans was $.3 (1996 - $.1; 1995 - $.1).







-----------------------------------------------------------------------------
                                    23


                 INTERNATIONAL COMFORT PRODUCTS CORPORATION (USA)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For The Years Ended December 31, 1995, 1996, and 1997
                        (In Millions of U.S. Dollars)
-----------------------------------------------------------------------------
11. RELATED PARTY TRANSACTIONS

The Company had sales to heating and cooling subsidiaries of ICP in the amounts of $16.6, $22.6 and $25.1 for the fiscal years 1995, 1996 and 1997, respectively. The Company also charged for engineering and certain administrative services provided to ICP's affiliates in the amounts of $.5, $.1 and $.1 for the fiscal years 1995, 1996 and 1997, respectively. Receivables from these affiliates were included in accounts receivable at December 31, 1996 and 1997 and amounted to $10.4 and $16.1, respectively.
The Company had purchases from a heating and cooling subsidiary of ICP in the amounts of $5.1, $6.9, and $6.6 for the fiscal years 1995, 1996 and 1997, respectively. Payables to this affiliate for purchases and other transactions were included in accounts payable at December 31, 1996 and 1997 and amounted to $1.4 and $1.3, respectively.

ICP provides management services to its subsidiaries, including the Company, relating to administrative, financial, risk management and various other services. ICP also provides the Company with the services of certain of its executive officers. In consideration for such services, the Company was charged approximately $1.7, $2.3 and $1.9 as operating expenses for the fiscal years 1995, 1996 and 1997, respectively. Payables to ICP in the amount of $1.4 were included in accounts payable at December 31, 1996. Under the tax sharing agreement described in note 2, the Company had a payable to CHL of $1.0 and $3.6 at December 31, 1996 and 1997, respectively.

Advances to parent represents a $13.0 advance to and a $1.0 note from CHL. The advance is non-interest bearing and contains no stated terms of repayment. The non-interest bearing note is repayable upon demand.

The preferred stock relates to 130 shares of Series A preferred stock issued to CHL. Dividends accrue at a local bank's base lending rate (6.2% at December 31, 1997), are cumulative, and have preference to dividends on common stock. The preferred stock is redeemable at the option of the Company at any time, in whole or in part, at its redemption value of $100,000.00 per share plus accrued and unpaid dividends. Undeclared and unaccrued dividends in arrears were $3.8 and $4.6 at December 31, 1996 and 1997, respectively.













-----------------------------------------------------------------------------
                                    24


                 INTERNATIONAL COMFORT PRODUCTS CORPORATION (USA)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For The Years Ended December 31, 1995, 1996, and 1997
                        (In Millions of U.S. Dollars)
-----------------------------------------------------------------------------
12. COMMITMENTS AND CONTINGENCIES

(a) The Company is committed under noncancelable operating leases involving certain facilities and equipment. Total rental expense for 1995, 1996, and 1997, under all leases, was approximately $5.0, $4.7, and $2.8, respectively.

      Future minimum rental commitments as of December 31, 1997 for noncancelable operating leases are as follows:

                     1998                   $  1.7
                     1999                      1.3
                     2000                       .9
                     2001                       .3
                     2002                       .2
                                            ------
                                            $  4.4
                                            ======

(b) The Company has been involved in paying the costs of assessing the extent of, and remediating, environmental contamination at its Lewisburg manufacturing facility caused by a sudden and accidental spill in 1980. The Company has paid for certain investigative activities and initial remediation at the manufacturing facility as well as off-site drum storage locations. At December 31, 1997, the cost of the remainder of the environmental cleanup, which management believes are reasonably determinable over a ten year period, were discounted at 5.5%.

      At December 31, 1997, the Company has an accrual of $3.1 for the cost of this cleanup, of which $2.7 is included in Environmental Liability and $.4 in Accrued liabilities.

      The undiscounted cash flows are estimated to be as follows:

                     1998                   $  .4
                     1999                      .7
                     2000                      .2
                     2001                      .2
                     2002                      .2
                     Thereafter               1.6
                                            -----
                                            $ 3.3
                                            =====







-----------------------------------------------------------------------------
                                    25


                 INTERNATIONAL COMFORT PRODUCTS CORPORATION (USA)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For The Years Ended December 31, 1995, 1996, and 1997
                        (In Millions of U.S. Dollars)
-----------------------------------------------------------------------------
12. COMMITMENTS AND CONTINGENCIES (CONT'D)

      In connection with the environmental remediation at the off-site drum storage locations, the Company has entered into a cost-sharing agreement with the previous owner. This agreement calls for each entity to bear fifty percent of the investigation, cleanup, monitoring, removal and treatment of the existing drum storage sites.
      Additionally, in the event that other drum storage sites are discovered, the Company and the previous owner shall bear the additional costs at a ratio of sixty percent to forty percent, respectively. The estimated costs to clean up the existing drum storage sites are included in the amounts detailed above.

(c) The Company and its subsidiaries are parties to various other claims and lawsuits. The Company believes that such proceedings will not have a material effect on the Company's financial position and future operating results, although no assurance can be given with respect to the ultimate outcome for any such litigation.

13. RESEARCH AND DEVELOPMENT COSTS

      Research and development costs were $2.8, $2.9, and $3.0 in 1995, 1996 and 1997, respectively.

14. ASSET WRITEDOWNS AND RESTRUCTURING COSTS

      Through the continuation of the business process reengineering effort which began in 1993, the Company identified in 1995 certain fixed assets which were no longer considered to be economically viable to the production process. These assets included a coil delivery system with a carrying value of $3.3, an automated paint system with a carrying value of $4.1, and other idle assets with a carrying value of $1.2. The Company recognized an impairment loss on these assets of $8.6 which was included in asset writedowns and restructuring costs in 1995. In addition, the Company recorded severance and benefits expense of $2.3 during 1995 as a result of restructuring and reengineering programs.







-----------------------------------------------------------------------------
                                    26